EXHIBIT 99.1

Global Blood Therapeutics Announces New Long-Term Clinical Data from Ongoing Phase 1/2 Trial of GBT440 in Sickle Cell Disease at ASH

--Results Showed GBT440 Treatment Led to Rapid, Significant, Profound and Durable Reduction in Hemolysis and Sickled Cells in All Patients Treated for Up to Six Months--

--Company to Host Webcast Tomorrow at 12:15 p.m. PT to Discuss Data--

SOUTH SAN FRANCISCO, Calif., Dec. 04, 2016 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced the presentation of results from its ongoing Phase 1/2 GBT440-001 study that further support the safety and efficacy profile of GBT440 as a potentially disease-modifying therapy for sickle cell disease (SCD). These data were presented at the 58th American Society of Hematology (ASH) Annual Meeting & Exposition in San Diego. Results showing how GBT440 is metabolized in healthy subjects were also presented today.

“Sickle cell disease is one of the most common inherited diseases worldwide and has a lifelong impact on those affected, who experience severe daily symptoms of pain and fatigue, organ damage and early mortality due to sickling and hemolytic anemia,” said Jo Howard, MB BChir, MRCP, FRCPath, of Guy’s and St Thomas’ NHS Foundation Trust. “The data we continue to gather, including long-term dosing of up to six months, suggest that GBT440 has the potential to improve outcomes in this serious disease. If so, that would be a major breakthrough for the SCD community, which currently has limited treatment options.”

“The six-month data show that GBT440 treatment leads to clinically significant increases in hemoglobin and profound and durable reductions in hemolysis and peripheral blood sickle cells. These data, together with prior preclinical, clinical and safety data, further support the excellent safety and tolerability for GBT440 to date, and the design of the Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study,” said Ted W. Love, M.D., president and chief executive officer of GBT. “We have begun to initiate HOPE Study clinical trial sites and are currently screening patients. The HOPE Study is designed to provide a robust assessment of the ability of GBT440 to potentially modify the course of SCD in a broad group of patients.”

Long-Term Dosing in Sickle Cell Disease Subjects with GBT440, a Novel HbS Polymerization Inhibitor (abstract #2488)
GBT440-001 is a randomized, placebo-controlled, double-blind, single and multiple ascending dose study. This ongoing Phase 1/2 study is evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of GBT440 in both healthy subjects and adults with SCD. The study is being conducted in three parts: Part A (single dose administration), Part B (multiple dose administration, daily for 15 days in healthy subjects and 28 days in SCD patients) and Part C (multiple dose administration, daily for 90 days in SCD patients). Some patients in Part C have taken GBT440 for up to 6 months.

Results presented at ASH showed:

  All 41 SCD patients receiving GBT440 for up to six months have shown a profound and durable reduction in hemolysis (red blood cell destruction) as assessed by hemoglobin, reticulocytes and/or bilirubin.
  All patients taking GBT440 showed profound and durable reductions in irreversibly sickled cells compared with those taking placebo.
  Results from Part C (dosing for at least 90 days) demonstrate that among the 13 GBT440-treated patients:
    Patients treated with GBT440 for at least 90 days demonstrated a clinically significant increase in hemoglobin (greater than 1 g/dL increase) compared with 14 placebo patients (46 percent vs. 0 percent; p=0.006).
    Patients treated with GBT440 had a sustained reduction in irreversibly sickled cells compared with placebo treated patients (-76.6 percent vs. +9.7 percent; p<0.001).
    GBT440 was well tolerated up to six months of dosing. The most common treatment-related adverse events were Grade 1/2 headache and gastrointestinal disorders, and occurred in similar rates in the placebo and GBT440 arms. There were no drug-related serious or severe adverse events. No sickle cell crises events occurred in study participants while on GBT440. Exercise testing data showed normal tissue oxygen delivery (no change in oxygen consumption compared to placebo).

Absorption, Metabolism and Excretion of GBT440 a Novel Hemoglobin S (HbS) Polymerization Inhibitor for the Treatment of Sickle Cell Disease (SCD), in Healthy Male Subjects (abstract #2487)
Results of a study evaluating the pharmacokinetics, metabolism and excretion of GBT440 given orally to healthy subjects showed that the drug was completely excreted from the body, with a half-life of approximately three days. This is much shorter than the lifespan of a red blood cell (about 120 days) of a healthy subject, suggesting that the binding of GBT440 to hemoglobin is a reversible process. The data also suggest that the pharmacokinetics of GBT440 are unlikely to be affected in patients with renal disorders.

Investor Event Webcast Details
Tomorrow, Monday, December 5, at 12:15 p.m. PT, members of GBT’s management team and Drs. Jo Howard, Wally R. Smith of Virginia Commonwealth University, and Jeremy Hobart of Peninsula Schools of Medicine and Dentistry will review the ASH data presentations. The event will be webcast live and will be available for replay from the Investors section of GBT’s website at www.globalbloodtx.com for 30 days.

About GBT440 in Sickle Cell Disease
GBT440 is being developed as an oral, once-daily therapy for patients with SCD. GBT440 works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes GBT440 blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that GBT440 may dramatically modify the course of SCD.

In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted GBT440 both fast track and orphan drug designations and the European Commission (EC) has designated GBT440 as an orphan medicinal product for the treatment of patients with SCD. In addition to the ongoing Phase 1/2 GBT440-001 trial, GBT440 is being evaluated in an open-label, single and multiple dose study in adolescents (age 12 to 17) with SCD. This study is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of GBT440.

Additionally, GBT440 will be evaluated in the pivotal Phase 3 HOPE Study. This randomized, double-blind, placebo-controlled, multi-national trial will enroll up to 400 patients age 12 and older with SCD who have had at least one episode of vaso-occlusive crisis (VOC) in the previous year. The study will be conducted in two parts: Part A will compare GBT440 administered at doses of 900 or 1,500 mg per day vs. placebo in up to 150 patients treated for at least 12 weeks, and Part B will include 250 patients randomized to placebo or a dose of GBT440 based on Part A. The main objectives of Part A are to select the optimal dose, define the final secondary endpoints for Part B, and qualify the PRO instrument. The primary efficacy endpoint of the HOPE Study is the proportion of patients who achieve a greater than 1 g/dL increase in hemoglobin at 24 weeks of treatment compared with baseline. Key secondary efficacy endpoints include the effect of GBT440 on SCD symptom exacerbation (as measured by the HOPE PRO instrument), overall SCD symptoms, traditionally defined VOCs, hospitalizations and red blood cell transfusions.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, leading to formation of abnormal hemoglobin known as sickle hemoglobin, or HbS. In its deoxygenated state, HbS has a propensity to polymerize, or bind together forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease and will initiate its pivotal Phase 3 HOPE clinical trial by the end of 2016. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with idiopathic pulmonary fibrosis. To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, our ability to implement our clinical development plans for GBT440, the timing of, and our ability to generate data from, our ongoing Phase 1/2 clinical trial of GBT440 and our ability to enroll patients in and begin screening in our HOPE Study, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
Global Blood Therapeutics
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
BrewLife
415-946-1087
media@globalbloodtx.com